Exhibit 10.9

June 24, 2015

John F. Tomayko

502 Raspberry LN

West Chester, PA 19382

Dear John:

On behalf of Spero OpCo, Inc. (the “Company”), I am pleased to offer you the employment with the Company. The terms and conditions of your employment are set forth below.

1. Position. Your initial position with the Company will be Chief Medical Officer. This is a full-time position. The Company expects you to work 40 hours per week.

2. Start Date. Your employment will begin on August 5, 2015 (the “Start Date”).

3. Salary. The Company will pay you a salary at the rate of $325,000 per year, payable in accordance with the Company’s standard payroll schedule, prorated in accordance with time spent working and subject to applicable deductions and withholdings. This salary will be subject to periodic review and adjustments at the Company’s discretion.

4. Bonuses. During the term of your employment with the Company, you will be considered for an annual incentive bonus with respect to each fiscal year of your employment with the Company, the amount, terms and conditions of such bonus (if any) to be determined at the discretion of the Board of Directors (the “Board”) of Spero Therapeutics, LLC (“Spero LLC”). Your target annual incentive bonus shall be up to 20% of your base salary, prorated in accordance with time spent working, with any bonus payable in respect of 2015 prorated from the Start Date, and payment of such incentive bonus shall be contingent upon you being employed by the Company as of the payment date of such incentive bonus.

5. Equity Grant. In connection with the commencement of your employment and subject to the approval of the Board, you will be granted 83,187 Incentive Units of Spero LLC, such issuance to be submitted to the Board for approval within thirty (30) days of the Company’s receipt of a third-party valuation report. After the Company completes its current hiring plan,

John F. Tomayko

502 Raspberry LN

West Chester, PA 19382

June 24, 2015

and subject to approval of the Board, the Company will recommend that you be issued additional Incentive Units of Spero LLC such that your ownership of Spero LLC, on a fully diluted basis, will be equal to 1.56%. Subject to the terms and conditions of Spero LLC’s operating agreement and subject to your continued employment with the Company, twenty-five percent (25%) of your initial equity grant will vest on the first anniversary of the Start Date and the remainder shall vest in thirty-six (36) equal monthly installments thereafter.

6. Benefits. You will be eligible to participate in benefits programs that are adopted by the Company to the same extent as, and subject to the same terms, conditions and limitations applicable to, other employees of the Company of similar rank and tenure, which include health, life, disability and dental insurance and a 401k plan (the “Benefits Programs”). Details of the Benefits Programs, including mandatory employee contributions, will be made available to you shortly after your receipt of this Offer Letter. You will also be eligible for up to 20 days of paid vacation per year which shall accrue on a prorated basis, in accordance with the Company’s vacation policy as in effect from time to time. Upon your execution of this Offer Letter, you will be eligible for a one-time signing bonus of $20,000. Additionally, the Company will reimburse you for (i) reasonable and documented expenses you incur in connection with relocating to the Boston area, up to a maximum of $20,000, and (ii) four months of housing costs, up to a maximum of $12,000.

7. Severance. In the event that the Company terminates your employment without Cause, as defined below, and provided you enter into, do not revoke and comply with the terms of a usual and customary separation agreement in a form provided by the Company (the “Release”), the Company will provide you with the following “Termination Benefits”: (a) an amount equal to (X) the sum of three (3) months of your base salary described in Section 3 or (Y) in the event that the Company terminates your employment without Cause following the six-month anniversary of the Start Date, the sum of six (6) months of your base salary described in Section 3, in each case subject to payroll withholding and deduction (the “Salary Continuation Payments”): and (b) if elected, continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), with the cost of the regular premium for such benefits shared in the same relative proportion by the Company and you as in effect on your last day of employment (the “Date of Termination”) until the earlier of: (i) (A) three (3) months from the Date of Termination or (B) in the event that the Company terminates your employment without Cause following the six-month anniversary of the Start Date, six (6) months from the Date of Termination, and (ii) the date you and your dependents become eligible for health benefits through another employer or otherwise become ineligible for COBRA. The Salary Continuation Payments shall commence upon the Company’s first regular payroll date after the Release has become fully effective. In the event you miss a regular payroll period between the Date of Termination and first Salary Continuation Payment date, the first Salary Continuation Payment shall include a “catch up” payment. Solely for purposes of Section 409A of the internal Revenue Code of 1986, as amended (the “Code”), each Salary

John F. Tomayko

502 Raspberry LN

West Chester, PA 19382

June 24, 2015

Continuation Payment is considered a separate payment. For the avoidance of doubt, in the event your employment is terminated for any reason other than a termination by the Company without Cause you will be entitled to (i) your earned salary plus any accrued but unused vacation through the Date of Termination, and (ii) the amount of any documented expenses properly incurred by you on behalf of the Company prior to the Date of Termination and not yet reimbursed, but you will not be entitled to any of the Termination Benefits.

For purposes of this Agreement, “Cause” means: (i) conduct by you in connection with your service to the Company that is fraudulent, unlawful or grossly negligent; (ii) your failure or refusal to comply with lawful directives of the Board; (iii) breach by you of a written Company policy or your representations, warranties, covenants and/or obligations under this Offer Letter (including the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (referred to in Section 8), which, if curable, is not cured by you within thirty (30) days following your receipt of written notice from the Company detailing the nature of such breach; and/or (iv) material misconduct by you which seriously discredits or damages the Company or any of its affiliates.

8. Representation Regarding Other Obligations. You also will be required to sign, as a condition of your employment, an Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement, a copy of which is enclosed. This offer is conditioned on your representation that you are not subject to any confidentiality, non-competition or other agreements that restrict your employment activities or that may affect your ability to devote full time and attention to your work at the Company. If you have entered into any agreement that may restrict your activities on behalf of the Company, please provide me with a copy of the agreement as soon as possible. You further represent that you have not used and will not use or disclose any trade secret or other proprietary right of any previous employer or any other party.

9. Taxes. All forms of compensation referred to in this Offer Letter arc subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its board of directors related to tax liabilities arising from your compensation.

10. Interpretation, Amendment and Enforcement. This Offer Letter and the Employee Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement constitute the complete agreement between you and the Company, contain all of the terms of your employment and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you, the Company and/or Spero LLC. The terms of this Offer Letter and the resolution of any disputes as to the meaning, effect, performance or validity of this Offer Letter or arising out of, related to, or in any way connected with, this Offer Letter, your employment with the Company or any other relationship between you, the Company and/or Spero LLC (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or

John F. Tomayko

502 Raspberry LN

West Chester, PA 19382

June 24, 2015

11. Other Terms. Your employment with the Company will be on an “at will” basis. In other words, you or the Company may terminate your employment for any reason and at any time, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s benefit plans and personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company.

In addition, this offer is subject satisfactory background and reference checks. As with all employees, our offer to you is also contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

We are excited about the prospect of having you join the Company. We look forward to receiving a response from you within one week acknowledging, by signing below, that you have accepted this offer of employment.

Very truly yours,

SPERO OPCO, INC.

By:	/s/ Ankit Mahadevia
Name: Ankit Mahadevia
Title: CEO

I have read and accept this employment offer:

/s/ John F. Tomayko, M.D.
Signature

Dated: /s/ 06/25/2015

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